Exhibit 99(d)

BACKUP SERVICING AGREEMENT

among

CNH CAPITAL RECEIVABLES LLC,

as Seller

NEW HOLLAND CREDIT COMPANY, LLC,

as Servicer

CNH EQUIPMENT TRUST 200X-Y,

as Issuer

and

SYSTEMS & SERVICES TECHNOLOGIES, INC.

as Backup Servicer

Dated as of [Month Day] 200X

-i-

SECTION 5.13	Information Requests	12

SECTION 5.14	Notice to Moody’s	12

Exhibit A	Sale and Servicing Agreement
Schedule I	Description of Verification and Confirmation Duties

-ii-

THIS BACKUP SERVICING AGREEMENT, dated as of [Month Day] 200X, (this “Agreement”) is made among NEW HOLLAND CREDIT COMPANY, LLC, a Delaware limited liability company (the “Servicer”), CNH CAPITAL RECEIVABLES LLC, a Delaware limited liability company (the “Seller”), CNH EQUIPMENT TRUST 200X-Y, a Delaware statutory trust (the “Issuer”), SYSTEMS & SERVICES TECHNOLOGIES, INC., a Delaware corporation (the “Backup Servicer” or “SST”).

WITNESSETH:

WHEREAS, the Servicer, the Seller and the Issuer have entered into the Sale and Servicing Agreement dated as of the date hereof (the “Sale and Servicing Agreement”) a copy of which is attached hereto and made a part hereof as Exhibit A;

WHEREAS, the Issuer and the Servicer desire that the Backup Servicer perform certain backup servicing duties in accordance with the terms and provisions of this Agreement;

WHEREAS, the Issuer desires that the Backup Servicer assume the role of Successor Servicer under the terms of the Sale and Servicing Agreement in the event that the Servicer is terminated thereunder; and

WHEREAS, the Backup Servicer is willing to perform the backup servicing duties specified herein and assume the role of Successor Servicer under the terms of the Sale and Servicing Agreement pursuant to the conditions and for the consideration described herein;

NOW, THEREFORE, in consideration of the mutual agreements herein contained, and of other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1  Definitions.  Unless otherwise specified herein, all terms defined in the Sale and Servicing Agreement, shall have the same meaning in this Agreement.  Whenever capitalized and used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

Agreement or “this Agreement”:  This Backup Servicing Agreement, all amendments and supplements thereto and all exhibits and schedules to any of the foregoing.

Backup Servicer:  Systems & Services Technologies, Inc., in its capacity as Backup Servicer under this Agreement, and its successors and assigns in such capacity.

Backup Servicer Account:  means the account designated as such, established and maintained pursuant to Section 5.1(a)(vii) of the Sale and Servicing Agreement.

Backup Servicer Expenses:  is defined in Section 4.12 of the Sale and Servicing Agreement.

Backup Servicer Termination Event:  An event described in Section 4.1.

Backup Servicing Duties:  The duties defined as such in Section 2.1.

Backup Servicing Fee: means the greater of (a) 1/12 of         % of the Pool Balance as of the first day of each Collection Period and (b) $         .

Business Day:  means any day other than a Saturday, a Sunday or a day on which banking institutions or trust companies in The City of New York, New York, the City of Racine, Wisconsin and the City of St. Joseph, Missouri are authorized or obligated by law, regulation or executive order to remain closed.

Collection Period:  means, with respect to any Payment Date, the period from and including the end of the preceding Collection Period (or, if for the first Payment Date, the day after the Initial Cutoff Date) to and including the last day of the calendar month preceding the calendar month in which the Payment Date occurs.

Indenture:  means the Indenture dated as of [Month Day] 200X between the Issuer and the Indenture Trustee, as the same may be amended and supplemented from time to time.

Indenture Trustee:  means [JPMorgan Chase Bank, N.A.], a national banking association, not in its individual capacity but solely as Indenture Trustee under the Indenture, or any successor Indenture Trustee under the Indenture.

Initial Collection Period:  The Collection Period ending [Month Day] 200X.

Payment Date:  means, with respect to each Collection Period, the fifteenth day of the calendar month following the end of that Collection Period, or, if such day is not a Business Day, the next Business Day, commencing on [Month Day] 200X.

Person:  Any legal person, including any individual, corporation, partnership, joint venture, estate, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof, or any other entity.

Sale and Servicing Agreement:  The Sale and Servicing Agreement attached hereto as Exhibit A, as the same may be amended from time to time in accordance with its terms and with the written consent of the Backup Servicer.

Servicing Transfer Date:  The Business Day next succeeding the expiration of the Transfer Period.

Transfer Notice:  Written notice from the Indenture Trustee or Noteholders to the Backup Servicer and the Servicer, (with a copy to the Rating Agencies, the Noteholders (if given by the Indenture Trustee), the Counterparty and the Trustee provided by the Indenture Trustee) advising the Backup Servicer of the transfer of active servicing duties for the Contracts to the Backup Servicer.

Transfer Period:  A period of sixty (60) days following the Backup Servicer’s receipt of a Transfer Notice and ending on the date the Backup Servicer is to begin Successor Servicer duties for the Contracts and the related Receivables.

Verification and Confirmation Duties:  The duties defined as such in Section 2.1(a).

SECTION 1.2  Usage of Terms.  With respect to all terms used in this Agreement, the singular includes the plural and the plural the singular; words importing any gender include the other gender; references to “writing”  include printing, typing, lithography, and other means of reproducing words in a visible form; references to agreements and other contractual instruments include all subsequent amendments thereto or changes therein entered into in accordance with their respective terms and not prohibited by this Agreement; references to Persons include their permitted successors and assigns; and the terms “include” or “including” mean “include without limitation” or “including without limitation.”

SECTION 1.3  Section References.  All references to Articles, Sections, paragraphs, subsections, exhibits and schedules shall be to such portions of this Agreement unless otherwise specified.

ARTICLE II

ADMINISTRATION AND SERVICING OF RECEIVABLES

SECTION 2.1  Duties of the Backup Servicer.

(a)                                  Verification and Confirmation Duties.  The Backup Servicer agrees to perform all of the duties of the Backup Servicer as identified on Schedule I hereto (collectively, the “Verification and Confirmation Duties”) on behalf of the Issuer in accordance with the terms of this Agreement.

(b)                                 Active Servicing Duties.  Unless and until the Backup Servicer or another Person is appointed as Successor Servicer, the Backup Servicer agrees that, in the event the Servicer is terminated or otherwise ceases to function as the Servicer pursuant to the Sale and Servicing Agreement, if the Indenture Trustee or Noteholders representing not less than 25% of the Outstanding Amount of Notes shall issue a Transfer Notice to the Backup Servicer and Servicer, then prior to the expiration of the Transfer Period, Backup Servicer shall promptly execute a counterpart to the Sale and Servicing Agreement and thereafter shall assume the rights, obligations and duties of a Successor Servicer as expressly set forth thereunder.

(c)                                  The Servicer covenants and agrees to perform within three weeks after receipt of the Transfer Notice (or on such later date as the Issuer and the Backup Servicer shall agree in writing) the following:

(i)                                     The Servicer shall provide to the Backup Servicer all necessary servicing files and records relating to the Contracts (as deemed necessary by the Backup Servicer at such time) and the Servicer shall provide to the Backup Servicer access to and transfer of records and use by the Backup Servicer of all licenses or software necessary or desirable to collect the Contracts and the related Receivables to the extent that any of the foregoing is not prohibited under any licensing or other agreements with third parties.

(ii)                                  The Servicer will provide to the Backup Servicer the servicing information necessary to prepare and distribute the Servicer Certificate required to be delivered under the Sale and Servicing Agreement.

(d)                                 Prior to the expiration of the Transfer Period, the Servicer will send each Obligor written notice containing the following information:  (i) the Servicing Transfer Date, (ii) the address, telephone number and department of the Backup Servicer which is able to answer questions regarding billing, (iii) notification that the legal terms and conditions of such Obligor’s obligations will not be affected by the servicing transfer and (iv) instructions as to how to handle any Contract related questions.  The Backup Servicer will consult with the Servicer concerning the form of any such notice.  If the Servicer has failed to send this notice within three weeks after the Servicing Transfer Date, the Backup Servicer will send such a notice to each such Obligor on the Backup Servicer’s or the Servicer’s stationery within four weeks of  the later of (A) the date a counterpart to the Sale and Servicing Agreement executed by the Backup Servicer is effective and (B) the Servicing Transfer Date.  The Servicer will provide the Backup Servicer with its stationery in an amount sufficient to allow for the sending of the notices described in this Section 2.1(d).  The Servicer hereby irrevocably appoints the Backup Servicer as its attorney-in-fact for the purpose of sending such notices.

(e)                                  Effective upon the occurrence of the Servicing Transfer Date, the Servicer hereby irrevocably authorizes and grants to the Backup Servicer an irrevocable power-of-attorney to take any and all steps in the Servicer’s name and on behalf of the Servicer that are necessary or desirable to perform its duties hereunder, including collecting amounts due under the Receivables, endorsing the Servicer’s name on checks and other instruments representing Collections and enforcing the Receivables.

SECTION 2.2  Representations and Warranties of Backup Servicer.  The Backup Servicer represents and warrants as of the date of execution and delivery of this Agreement:

(i)                                     Organization and Good Standing.  The Backup Servicer has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of organization, with power, authority and legal right to own its properties and to conduct its business as such properties are currently owned and such business is currently conducted, and had at all relevant times, and now has, power, authority and legal right to enter into and perform its obligations under this Agreement;

(ii)                                  Due qualification.  The Backup Servicer is duly qualified to do business as a foreign corporation in good standing, and has obtained all necessary licenses and approvals, in all jurisdictions where the failure to do so would materially and adversely affect the performance of its obligations under this Agreement;

(iii)                               Power and Authority.  The Backup Servicer has the power and authority to execute and deliver this Agreement and to carry out the terms hereof; and the execution, delivery and performance of this Agreement have been duly authorized by the Backup Servicer by all necessary corporate action;

(iv)                              Binding Obligation.  This Agreement constitutes the legal, valid and binding obligation of the Backup Servicer enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors rights generally and by equitable limitations on the availability of specific remedies, regardless of whether such enforceability is considered in a proceeding in equity or at law;

(v)                                 No Violation.  The execution and delivery of this Agreement, the consummation of the transactions contemplated by this Agreement, and the fulfillment of the terms hereof, do not conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time, or both) a default under, the certificate of incorporation or bylaws of the Backup Servicer, or any indenture, agreement, mortgage, deed of trust or other instrument to which the Backup Servicer is a party or by which it is bound, or result in the creation or imposition of any lien upon any of its properties pursuant to the terms of any such indenture, agreement, mortgage, deed of trust or other instrument, other than this Agreement, or violate any law, order, rule or regulation applicable to the Backup Servicer of any court or of any federal or State regulatory body, administrative agency or other governmental instrumentality having jurisdiction over the Backup Servicer or any of its properties;

(vi)                              No Proceedings.  There are no proceedings or investigations pending or, to the Backup Servicer’s knowledge, threatened against the Backup Servicer, before any court, regulatory body, administrative agency or other tribunal or governmental instrumentality having jurisdiction over the Backup Servicer or its properties (A) asserting the invalidity of this Agreement, (B) seeking to prevent the consummation of any of the transactions contemplated by this Agreement, or (C) seeking any determination or ruling that might materially and adversely affect the performance by the Backup Servicer of its obligations under, or the validity or enforceability of, this Agreement; and

(vii)                           No Consents.  The Backup Servicer is not required to obtain the consent of any other party or any consent, license, approval or authorization, or registration or declaration with, any governmental authority, bureau or agency in connection with the execution, delivery, performance, validity or enforceability of this Agreement.

SECTION 2.3  Backup Servicing Termination.

(a)                                  Prior to the time the Backup Servicer receives a Transfer Notice, this Agreement may be terminated upon delivery of thirty (30) days advance written notice to the Backup Servicer of such termination.  This Agreement shall be terminated pursuant to the previous sentence if (A) (i) the Servicer notifies the Issuer in writing that the Servicer has engaged a replacement backup servicer or a Successor Servicer, (ii) the agreement with such replacement backup servicer or Successor Servicer, as the case may be, is reasonably satisfactory to the Issuer in form and substance and (iii) the identity of such replacement backup servicer or Successor Servicer, as the case may be, is acceptable to the Issuer in its sole discretion, (B) Moody’s has advised the Issuer that the termination of this Agreement will not result in a downgrade or withdrawal of its ratings on the Notes or (C) CNH Global N.V.’s long term unsecured debt credit rating by Moody’s rises to “Ba2” or higher.

(b)                                 Prior to the time the Backup Servicer receives a Transfer Notice, the Backup Servicer may terminate this Agreement for any reason in its sole judgment and discretion upon delivery of one hundred twenty (120) days advance written notice to the Issuer of such termination.  In the event that the Backup Servicer delivers notice pursuant to the foregoing sentence, the Servicer agrees to cooperate with the Issuer, and to take such actions as the Issuer may reasonably request, in order to appoint a replacement backup servicer as promptly as possible.

SECTION 2.4  Backup Servicer Fees; Payment of Expenses by Backup Servicer.  Unless and until the Backup Servicer or another Person is appointed as Successor Servicer, on the Payment Date relating to the Initial Collection Period and each Payment Date thereafter the Backup Servicer shall be entitled to receive the Backup Servicer Fees in accordance with the terms of the Sale and Servicing Agreement and the Indenture.  The Backup Servicer shall further receive all reimbursable Backup Servicer Expenses in accordance with the terms of the Sale and Servicing Agreement and the Indenture.  The Backup Servicer shall be required to pay all other expenses incurred by it in connection with its activities under this Agreement (including taxes imposed on the Backup Servicer and all expenses incurred in connection with reports to the Issuer).

ARTICLE III

THE BACKUP SERVICER

SECTION 3.1  Liability of Backup Servicer; Indemnities.

(a)                                  The Backup Servicer shall be liable hereunder only to the extent of the obligations in this Agreement specifically undertaken by the Backup Servicer and the representations made by the Backup Servicer.  Other than as specifically set forth in this Backup Servicing Agreement, the Backup Servicer shall have no obligation to supervise, verify, monitor or administer the performance of the Servicer and shall have no liability for any action taken or omitted by the Servicer.

(b)                                 The Backup Servicer shall indemnify, defend and hold harmless the Servicer, the Issuer and their respective officers, directors, agents and employees from and against any and all costs, expenses, losses, claims, damages and liabilities to the extent that such cost, expense, loss, claim, damage or liability arose out of, or was imposed upon the Servicer or the Issuer through the Backup Servicer’s breach of this Agreement, the negligence, willful misfeasance or bad faith of the Backup Servicer in the performance of its duties under this Agreement or by reason of reckless disregard of its obligations and duties under this Agreement.

(c)                                  The Servicer shall indemnify, defend and hold harmless the Backup Servicer and its respective officers, directors, agents and employees from and against any and all costs, expenses, losses, claims, damages and liabilities to the extent that such cost, expense, loss, claim, damage or liability arose out of, or was imposed upon the Backup Servicer through the Servicer’s breach of this Agreement, the negligence, willful misfeasance or bad faith of the

Servicer in the performance of its duties under this Agreement or by reason of reckless disregard of its obligations and duties under this Agreement.

(d)                                 The Issuer shall (solely from amounts paid pursuant to Section 5.6(b)(x) of the Sale and Servicing Agreement) indemnify, defend and hold harmless the Backup Servicer and its respective officers, directors, agents and employees from and against any and all costs, expenses, losses, claims, damages and liabilities to the extent that such cost, expense, loss, claim, damage or liability arose out of, or was imposed upon the Backup Servicer through the Issuer’s breach of this Agreement, the negligence, willful misfeasance or bad faith of the Issuer in the performance of its duties under this Agreement or by reason of reckless disregard of its obligations and duties under this Agreement.

(e)                                  The Backup Servicer may accept and reasonably rely on all accounting and servicing records and other documentation provided to the Backup Servicer by or at the direction of the Servicer, including documents prepared or maintained by any Originator, or Servicer, or any party providing services related to the Receivables (collectively “Third Party”).  The Servicer agrees to indemnify (subject to the limitation provided in Section 3.2 below) and hold harmless the Backup Servicer, its respective officers, employees and agents against any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, fees and expenses that the Backup Servicer may sustain in any way related to the negligence or misconduct of any Third Party with respect to the Receivables.  The Backup Servicer shall have no duty, responsibility, obligation or liability (collectively “Liability”) for the acts or omissions of any such Third Party.  If any error, inaccuracy or omission (collectively “Error”) exists in any information provided to the Backup Servicer and such Errors cause or materially contribute to the Backup Servicer making or continuing any Error (collectively “Continuing Errors”), the Backup Servicer shall have no liability for such Continuing Errors; provided, however, that this provision shall not protect the Backup Servicer against any liability which would otherwise be imposed by reason of willful misconduct, bad faith or negligence in discovering or correcting any Error or in the performance of its duties contemplated herein.

In the event the Backup Servicer becomes aware of Errors and/or Continuing Errors which, in the opinion of the Backup Servicer, impair its ability to perform its services hereunder, the Backup Servicer shall promptly notify the Servicer and the Indenture Trustee of such Errors and/or Continuing Errors.  The Backup Servicer shall discuss such Errors with the Servicer, and the Servicer and the Backup Servicer shall use their reasonable efforts to correct such Errors.  If after such discussion such Errors are not promptly corrected, with the prior consent of the Indenture Trustee, the Backup Servicer may undertake to reconstruct any data or records appropriate to correct such Errors and/or Continuing Errors and to prevent future Continuing Errors.  The Backup Servicer shall be entitled to recover its costs thereby expended as Backup Servicer Expenses in accordance with the Sale and Servicing Agreement and the Indenture.

(f)                                    Indemnification under this Article shall include, without limitation, reasonable fees and expenses of counsel (including but not limited to counsel who may be employees of the Backup Servicer) and expenses of litigation.  If the indemnifying party has made any indemnity payments pursuant to this Article and the recipient thereafter collects any of such amounts from others, the recipient shall promptly repay such amounts collected to the indemnifying party, together with any interest earned thereon.

(g)                                 The provisions of this Section shall survive the termination of this Agreement.

SECTION 3.2  Limitation on Liability.  Neither the Backup Servicer, the Servicer, the Issuer nor any of their respective directors or officers or employees or agents shall be under any liability to the other, or any party to the Basic Documents except as provided in this Agreement, for any action taken or for refraining from the taking of any action in good faith pursuant to this Agreement; provided, however, that this provision shall not protect the Backup Servicer, the Servicer, the Issuer or any such Person against any liability that would otherwise be imposed by reason of a breach of this Agreement, the inaccuracy of any of their respective representations or warranties set forth in this Agreement or willful misfeasance, bad faith or negligence in the performance of their respective duties, by reason of reckless disregard of obligations and duties under this Agreement or any violation of law by the Backup Servicer, the Servicer, the Issuer or such Person, as the case may be.  The Backup Servicer, the Servicer, the Issuer and any of their respective directors, officers, employees or agents may rely in good faith on the advice of counsel (including but not limited to counsel who may be employees of the Backup Servicer or the Servicer, as the case may be) or on any document of any kind prima facie properly executed and submitted by any Person respecting any matters arising under this Agreement.

SECTION 3.3  Corporate Existence.  The Backup Servicer shall maintain its existence and rights as a corporation under the laws of the jurisdiction of its incorporation, and will obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which the failure to so qualify would have an adverse effect on the validity or enforceability of any Receivable or this Agreement or on the ability of the Backup Servicer to perform its duties under this Agreement.

SECTION 3.4  Insurance.  The Backup Servicer shall maintain adequate insurance in amounts and with terms customarily subscribed by companies in the same industry performing similar functions to those of the Backup Servicer in its role as Backup Servicer or Successor Servicer, as applicable.

SECTION 3.5  Compliance with Laws.  The Backup Servicer covenants with the parties hereto that, upon the expiration of the Transfer Period, the practices used or to be used by the Backup Servicer to monitor collections with respect to the Contracts and repossess and dispose of the Financed Equipment related to the contracts will be, in all material respects, legal, proper and in conformity with the requirements of all applicable federal and State laws, rules and regulations.  Upon the expiration of the Transfer Period, the Backup Servicer will be in possession of all State and local licenses (including all debt collection licenses) required for it to perform its services hereunder, and none of such licenses shall have been suspended, revoked or terminated.

ARTICLE IV

TERMINATION EVENTS

SECTION 4.1  Termination Event.  For purposes of this Agreement, each of the following shall constitute a Termination Event (subsections (a) through (d) shall further constitute a “Backup Servicer Event of Default”):

(a)                                  Failure on the part of the Backup Servicer duly to observe or perform in any material respect any covenant or agreement of the Backup Servicer set forth in this Agreement, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Backup Servicer by the Servicer; or

(b)                                 (i) The commencement of an involuntary case under the federal bankruptcy laws, as now or hereinafter in effect, or another present or future federal or State bankruptcy, insolvency or similar law and such case is not dismissed within 60 days; or (ii) the entry of a decree or order for relief by a court or regulatory authority having jurisdiction in respect of the Backup Servicer in an involuntary case under the federal bankruptcy laws, as now or hereafter in effect, or another present or future, federal or State, bankruptcy, insolvency or similar law, or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Backup Servicer or of any substantial part of its properties or ordering the winding up or liquidation of the affairs of the Backup Servicer; or

(c)                                  The commencement by the Backup Servicer of a voluntary case under the federal bankruptcy laws, as now or hereafter in effect, or any other present or future federal or State bankruptcy, insolvency or similar law, or the consent by the Backup Servicer to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Backup Servicer or of any substantial part of its property or the making by the Backup Servicer of an assignment for the benefit of creditors or the failure by the Backup Servicer generally to pay its debts as such debts become due or the taking of corporate action by the Backup Servicer in furtherance of any of the foregoing; or

(d)                                 Any representation, warranty or statement of the Backup Servicer made in this Agreement or any certificate, report or other writing delivered by the Backup Servicer pursuant hereto shall prove to be incorrect in any material respect as of the time when the same shall have been made and, within thirty (30) days after written notice thereof shall have been given to the Backup Servicer by the Servicer, the circumstances or condition in respect of which such representation, warranty or statement was incorrect shall not have been waived, eliminated or otherwise cured; or

(e)                                  Failure on the part of the Backup Servicer to receive Backup Servicer Fees or Backup Servicer Expenses as and when due as set forth in the Sale and Servicing Agreement and the Indenture, which failure shall not be cured within twenty (20) days after the date on which written notice of such failure shall have been received by the Servicer and the Issuer.

SECTION 4.2  Consequences of a Termination Event.

(a)                                  If a Backup Servicer Event of Default (as defined in Section 4.1 above) shall occur and be continuing, the Servicer may, by notice given in writing to the Backup Servicer, terminate all of the rights and obligations of the Backup Servicer under this Agreement, except as set forth in Sections 3.1(c), (d), (e) and (f).  On or after the receipt by the Backup Servicer of such written notice, all authority, power, obligations and responsibilities of the Backup Servicer under this Agreement shall be terminated.  The terminated Backup Servicer agrees to cooperate with the Servicer in effecting the termination of the responsibilities and rights of the terminated Backup Servicer under this Agreement.

(b)                                 Notwithstanding any other provision of this Agreement, in the event of a Termination Event pursuant to Section 4.1(e), this Agreement shall terminate upon expiration of the given cure period, and the Backup Servicer shall then have no obligations or responsibilities under this Agreement, except as set forth in Section 3.1(f).

ARTICLE V

MISCELLANEOUS PROVISIONS

SECTION 5.1  Waiver;  Amendment.  Neither this Agreement nor any provision hereof may be waived, amended or modified orally, but only by an instrument in writing signed by the Servicer, the Seller, the Backup Servicer, the Indenture Trustee and the Issuer; provided that any such amendment shall not materially and adversely affect the interests of any Noteholder; provided, further, that any such amendment shall be deemed not to materially and adversely affect the interests of any Noteholder if the Rating Agency Condition is satisfied.  Notwithstanding anything herein to the contrary, any term or provision of this Agreement may be amended by the Servicer and the Seller without the consent of the Noteholders or any other Person to add, modify or eliminate any provisions as may be necessary or advisable in order to comply with or obtain more favorable treatment under or with respect to any law or regulation or any accounting rule or principle (whether now or in the future in effect); it being a condition to any such amendment that the Rating Agency Condition shall have been satisfied.

SECTION 5.2  Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES UNDER THIS AGREEMENT SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

SECTION 5.3  Severability of Provisions.  If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement.

SECTION 5.4  Assignment.  Notwithstanding anything to the contrary contained in this Agreement, this Agreement may not be assigned by the Backup Servicer without the prior written consent of the Servicer.

SECTION 5.5  Third-Party Beneficiaries.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.  Nothing in this Agreement, express or implied, shall give to any Person, other than the parties hereto, their successors hereunder and the Persons entitled to be indemnified pursuant to Section 3.1, any benefit or any legal or equitable right, remedy or claim under this Agreement.

SECTION 5.6  Counterparts.  For the purpose of facilitating its execution and for other purposes, this Agreement may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and all of which counterparts shall constitute but one and the same instrument.

SECTION 5.7  Notices.  All demands, notices and communications under this Agreement shall be in writing, personally delivered or mailed, or by facsimile transmission: (a) in the case of the Backup Servicer, at the following address: 4315 Pickett Road, St. Joseph, Missouri 64503 Attention: John J. Chappell and Joseph D. Booz, Facsimile Number (816)-671-2038; (b) in the case of the Servicer, at the following address: New Holland Credit Company, LLC, 33 South Railroad Avenue, New Holland, Pennsylvania 17557, Attention: Finance Manager; with a copy to: New Holland Credit Company, LLC, 100 South Saunders Road, Lake Forest, Illinois 60045, Attention: Senior Managing Attorney; (c) in the case of the Issuer, at the following address:  CNH Equipment Trust 200X-Y, in care of The Bank of New York, 101 Barclay Street, Floor 8W, New York, New York 10286, Attention:  Corporate Trust Administration-Asset Backed Finance Unit, Facsimile Number (212) 815-3923; (d) in the case of the Seller, to CNH Capital Receivables LLC, 100 South Saunders Road, Lake Forest, Illinois 60045, Attention of: Treasurer, Facsimile Number (847) 955-4943; and (e) in the case of the Indenture Trustee, at its Corporate Trust Office; or at such other address as shall be designated by any such party in a written notice to the other parties.  All such notices and communications shall be effective, upon receipt, or in the case of (i) notice by mail, five days after being deposited in the United States mail, first class postage prepaid, (ii) notice by telex, when telexed against receipt of answer back, or (iii) notice by facsimile copy, when verbal communication of receipt is obtained.

SECTION 5.8  Nonpetition Covenants.  Notwithstanding any prior termination of this Agreement, the Backup Servicer, the Servicer and the Indenture Trustee shall not, prior to the date that is one year and one day after the payment in full of all securities issued by Issuer or any other special purpose entity to which Seller transfers receivables, which securities are rated at issuance by a nationally recognized statistical rating organization, with respect to the Issuer or the Seller, acquiesce, petition or otherwise invoke or cause the Issuer or the Seller to invoke the process of any court or governmental authority for the purpose of commencing or sustaining a case against the Issuer or the Seller under any federal or state bankruptcy, insolvency or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Issuer or the Seller or any substantial part of its property, or ordering the winding up or liquidation of the affairs of the Issuer or the Seller. The foregoing shall not limit the right of the Backup Servicer, the Servicer or the Indenture Trustee to file any claim in or otherwise take any action with respect to any such insolvency proceeding that was instituted against the Issuer or the Seller by any Person other than the Backup Servicer, the Servicer or the Indenture Trustee.

SECTION 5.9  Term.  The provisions of this Agreement and the duties and obligations of the Backup Servicer hereunder shall commence on the date hereof and shall continue in full force and effect until either (i) if SST is not then the Successor Servicer, the Notes have been repaid in their entirety or (ii) the Pool Balance equals zero, unless earlier terminated pursuant to the terms of this Agreement.

SECTION 5.10  Limitation of Liability of Trustee.  Notwithstanding anything contained herein to the contrary, this Agreement has been countersigned by The Bank of New York, not in its individual capacity but solely in its capacity as Owner Trustee of the Issuer, and in no event shall The Bank of New York, in its individual capacity or, except as expressly provided in the Trust Agreement, any beneficial owner of the Issuer have any liability for the representations, warranties, covenants, agreements or other obligations of the Issuer hereunder or in any of the certificates, notices or agreements delivered pursuant hereto, as to all of which recourse shall be had solely to the assets of the Issuer.

SECTION 5.11  Miscellaneous.  In connection with its execution and performance of this Agreement, the Issuer is entitled to all rights, privileges, benefits and indemnities provided to it under the Sale and Servicing Agreement.

SECTION 5.12  Confidentiality.  SST shall maintain, and shall cause each officer, employee and agent of itself and its affiliates to maintain, the confidentiality of this Backup Servicing Agreement, the Basic Documents and all other confidential proprietary information with respect to the Servicer, CNH Capital America LLC, the Seller and CNH Global N.V. and their affiliates and successors and each of their respective businesses obtained by SST in connection with the structuring, negotiation and execution of the transactions contemplated herein and in the other Basic Documents or as otherwise provided to SST from time to time due to its role as Backup Servicer or Successor Servicer, except for information that has become publicly available or information disclosed (i) to legal counsel, accountants and other professional advisors to SST, (ii) as required by law, regulation or legal process, (iii) in connection with any legal or regulatory proceeding to which SST or any of their affiliates is subject or (iv) any other disclosure with the prior written consent of CNHCA.

SECTION 5.13  Information Requests.  The parties hereto shall provide any information reasonably requested by the Servicer or the Seller or any of their Affiliates, at the expense of such party, in order to comply with or obtain more favorable treatment under any current or future law, rule, regulation, accounting rule or principle.

SECTION 5.14  Notice to Moody’s.  The Servicer shall notify Moody’s upon the termination of this Agreement pursuant to Section 2.3 or the termination of SST as Backup Servicer pursuant to Section 4.2.

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IN WITNESS WHEREOF, the Servicer, the Issuer, the Backup Servicer, the Seller and the Indenture Trustee have caused this Backup Servicing Agreement to be duly executed by their respective officers as of the day and year first above written.

NEW HOLLAND CREDIT COMPANY, LLC, as Servicer

By:
Name:
Title:

CNH CAPITAL RECEIVABLES LLC, as Seller

By:
Name:
Title:

CNH EQUIPMENT TRUST 200X-Y, as Issuer

By:	The Bank of New York, not in its individual
capacity but solely as Trustee

By:
Name:
Title:

SYSTEMS & SERVICES TECHNOLOGIES, INC., as Backup Servicer

By:
Name:
Title:

S-1

ACKNOWLEDGED AND AGREED:

[JPMORGAN CHASE BANK, N.A]., not in its
individual capacity but solely as Indenture Trustee

By:
Name:
Title:

S-2

SCHEDULE I

DESCRIPTION OF VERIFICATION AND CONFIRMATION DUTIES

(BACKUP SERVICING)

The Backup Servicer shall provide the following services related to backup servicing in connection with the Contracts.

(i)                                     The Backup Servicer will work with the Servicer’s personnel to obtain the necessary systems and data information from the servicing systems in use by the Servicer (the “Initial Data File Data Layouts and Definitions” as set forth in [Appendix A]).  Using this information, the Backup Servicer will create a set of conversion routines and database mapping programs, as necessary, that will enable the Backup Servicer to receive data from the Servicer on a monthly basis (at the time and in the manner specified in Section 2.1(a) of the Backup Servicing Agreement) and to ensure that the data is readable.

(ii)                                  On a monthly basis, commencing with the Initial Collection Period, the Backup Servicer shall (x) verify receipt of the Monthly Data Files, as set forth in Appendix B, required to be delivered by the Servicer (at the time and in the manner specified in Section 2.1(a) of the Backup Servicing Agreement) and (y) verify that the records and data contained in the monthly data files are in a readable format.

(iii)                               On the 10th Business Day after receipt of the Monthly Data Files and the Servicer’s Certificate from the Servicer, the Backup Servicer shall notify the Servicer that (i) the Backup Servicer has reviewed the Monthly Data Files for the related Collection Period, (ii) a review of the information concerning delinquency aging, defaults and ending Contract Value reflected on the Servicer’s Certificate has been made and (iii) to the best of SST’s knowledge using its best reasonable efforts, the data in such Monthly Data Files ties to such items on the Servicer’s Certificate, resulting in no discrepancies between them.  If the preceding statement cannot be made in the affirmative, SST shall notify the Servicer of the nature of any and all discrepancies.  The Backup Servicer and the Servicer shall attempt to reconcile all discrepancies with respect to such Servicer’s Certificate. The effect, if any, of such reconciliation shall be reflected in the next succeeding Servicer’s Certificate.